Exhibit 99.1

Coach, Inc. Reports Fiscal 2016 Second Quarter Results

  Second Quarter Net Sales Increased 7% Over Prior Year In Constant Currency; Up 4% On A Reported Basis
  Second Quarter Non-GAAP Earnings Per Share was $0.68; Second Quarter GAAP Earnings Per Share was $0.61
  Maintains Consolidated Full Year 2016 Sales Guidance; Raises Operating Income Outlook

NEW YORK--(BUSINESS WIRE)--January 26, 2016--Coach, Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle brands, today reported second quarter results for the period ended December 26, 2015.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are very pleased with our second quarter performance, which was consistent with our expectations and reflected the most significant progress to date on our transformation plan despite the difficult retail environment globally. We drove further sequential improvement in our North America bricks and mortar business - led, as expected, by our retail stores, while our outlet store channel also strengthened against a backdrop of lower tourist traffic and a highly promotional environment. Our international businesses posted strong growth on a constant currency basis, highlighted by double-digit increases in Europe, and Mainland China, as well as sales gains in Japan. Overall, our results continue to give us confidence that the cumulative impact of our actions will result in a return to top line growth this fiscal year and positive North American comps by our fourth quarter.”

“We were also excited about Stuart Weitzman’s results during the quarter, which exceeded expectations. Boots in particular sold well, notably in domestic retail stores, and in spite of the unseasonably warm weather. This performance clearly reflected the brand’s strong development of fashionable, trend-right product and its growing relevance with an increasing number of consumers globally. Importantly, we are effectively integrating Stuart Weitzman to Coach, Inc. while continuing to successfully execute the Coach brand transformation.”

Overview of Second Quarter 2016 Consolidated, Coach, Inc. Results:

  Net sales totaled $1.27 billion for the second fiscal quarter, compared with $1.22 billion reported in the same period of the prior year, an increase of 4%. On a constant currency basis, total sales increased 7% for the period.
  Gross profit totaled $859 million versus $841 million a year ago on a Non-GAAP basis, while gross margin was 67.4% versus 69.0%. On a reported basis, Coach, Inc. gross profit was also $859 million versus $840 million a year ago, with a gross margin of 67.4% versus 68.9%.
  SG&A expenses of $574 million compared to $542 million in the prior year on a non-GAAP basis, an increase of 6%. As a percentage of net sales, SG&A totaled 45.1% on a non-GAAP basis, compared to 44.4% in the year-ago quarter. On a reported basis, SG&A expenses were $598 million or 47.0% of sales as compared to $565 million or 46.3% on a reported basis in the year ago period.
  Operating income for the quarter on a non-GAAP basis totaled $285 million compared to $299 million in the prior year, while operating margin was 22.4% versus 24.5%. On a reported basis, operating income was $261 million compared to $275 million in the prior year, while operating margin was 20.5% versus 22.6%.
  Net interest expense was $6 million in the quarter as compared to net interest income of $0.4 million in the year ago period.
  Net income for the quarter on a Non-GAAP basis totaled $188 million, with earnings per diluted share of $0.68. This included a contribution of $13 million or $0.05 per share from Stuart Weitzman. This compared to non-GAAP net income in the second quarter of FY15 of $200 million with earnings per diluted share of $0.72. On a GAAP basis, net income for the quarter was $170 million with earnings per diluted share of $0.61 including a contribution of $12 million or $0.04 per share from Stuart Weitzman. This compared to prior year GAAP net income of $183 million or $0.66 earnings per diluted share.

Coach Brand Second Quarter of 2016 Results:

  Net sales for the Coach brand totaled $1.18 billion for the second fiscal quarter, compared with $1.22 billion reported in the same period of the prior year, a decrease of 3%. On a constant currency basis, total sales decreased 1% for the period.

Second fiscal quarter sales results in each of Coach’s primary segments were as follows:

  Total North American Coach brand sales decreased 7% on a reported basis for the quarter to $731 million from $785 million last year, and decreased 6% on a constant currency basis, reflecting continued sequential improvement. North American direct sales declined 7% on a dollar basis and 6% on a constant currency basis for the quarter, with comparable store sales down 4% including the impact of the Internet, which pressured total comparable stores sales by about 1 percentage point due to the reduction in eOutlet events. As expected, at POS, sales in North American department stores declined at a mid-single-digit rate versus prior year, while net sales into department stores declined to a similar degree.
  International Coach brand sales rose 4% to $437 million from $421 million last year. On a constant currency basis, International sales rose 9%. Total China sales rose 2% in dollars and 5% in constant currency with double-digit growth and positive comparable store sales on the Mainland offset in part by continued weakness in Hong Kong and Macau. In Japan, sales rose 2% on a constant currency basis, despite a decrease in square footage and consistent with expectations, while dollar sales declined 3%, reflecting the weaker yen. Sales for the remaining directly operated businesses in Asia grew modestly in constant currency but declined in dollars, while Europe remained very strong, growing at a double digit pace in both total and comparable store sales. At POS, sales in international wholesale locations increased slightly, driven by strong domestic performance offset in large part by relatively weak tourist location results. Net sales into the channel grew significantly from prior year positively impacted by shipment timing to ensure appropriate inventory positions for Chinese New Year.
  Gross profit for the Coach brand totaled $799 million on both a non-GAAP and reported basis, while gross margin was 67.7%, pressured by about 110 basis points from currency.
  SG&A expenses totaled $536 million for the Coach brand on a non-GAAP basis, a decrease of 1%. As a percentage of net sales, SG&A expenses totaled 45.4% on a non-GAAP basis. On a reported basis, SG&A expenses were $556 million and represented 47.1% of sales.
  Operating income for the Coach brand on a non-GAAP basis was $263 million, while operating margin was 22.3%. On a reported basis, operating income was $243 million for Coach, while operating margin was 20.6%.

Stuart Weitzman Second Quarter of 2016 Results:

  Net sales for the Stuart Weitzman brand totaled $94 million for the second fiscal quarter.
  Gross profit for the Stuart Weitzman brand totaled $61 million on both a non-GAAP and reported basis, resulting in a gross margin of 64.3%.
  SG&A expenses were $38 million for the Stuart Weitzman brand or 40.8% of sales on a non-GAAP basis and $42 million representing 44.9% of sales as reported.
  Operating income for the Stuart Weitzman brand was $22 million representing an operating margin of 23.6% on a non-GAAP basis, and $18 million or 19.4% as reported.

During the second quarter of FY16, the company recorded charges of $14 million under its multi-year transformation plan. These charges consisted primarily of organizational efficiency costs and accelerated depreciation for stores renovations. In addition, the company recorded costs of approximately $10 million associated with the acquisition of Stuart Weitzman (which primarily includes charges attributable to integration-related activities, contingent payments, and the impact of limited life purchase accounting). These actions taken together increased the company’s SG&A expenses by about $24 million, negatively impacting net income by $18 million after tax or about $0.07 per diluted share in the second quarter.

The Company ended the second quarter of FY16 with inventory of $438 million including $29 million associated with Stuart Weitzman. This compared to ending inventory for the Coach brand of $447 million for the second quarter of FY15. Therefore, inventory declined 2% on a consolidated basis and 9% for the Coach brand.

Mr. Luis added, “We remain focused on creating desire for our brands and building emotional connections with our customers globally, at every touch point. This will be demonstrated through our innovative product offering and runway shows, our bold marketing campaigns and our elevated in-store experience. As we move into the Coach brand’s 75th anniversary year in 2016, our initiatives will celebrate our authentic heritage of craftsmanship, amplifying our unique brand proposition.”

“And, as our momentum builds, we are targeting a return to growth for the Coach brand with continued improvement in comparable store sales, while Stuart Weitzman also drives top and bottom line results. We have a clear vision, a well-articulated strategy and a proven track record of execution. We remain confident that we can drive sustainable growth and best-in-class profitability for Coach, Inc., over the long term,” Mr. Luis concluded.

Fiscal Year 2016 Outlook:

The Company is maintaining its Fiscal 2016 constant currency revenue growth and operating margin guidance for the Coach brand, while raising its consolidated operating income outlook based on second quarter results.

Coach brand revenues for Fiscal 2016 are still expected to increase by low-single digits in constant currency on a 52-week basis. However, based on current exchange rates, foreign currency is now expected to negatively impact overall Fiscal 2016 revenue growth by 225-250 basis points. Coach brand operating margin for Fiscal 2016 is still estimated to be in the mid-to-high teens with some shift between the gross margin and expense ratio from previous annual guidance. To this end, gross margin for the Coach brand is projected to be in the range of last year’s margin of about 69½% on a constant currency basis, while negative foreign currency effects are now projected to impact gross margin by 90-100 basis points. SG&A expenses for the brand are now anticipated to rise at a low-single-digit rate in constant currency, while growth is expected to be roughly flat in dollars. Interest expense is expected to be in the area of $30-$35 million for the year while the full year Fiscal 2016 tax rate is projected at about 28%.

This guidance excludes expected transformation-related charges of around $50 million, as well as Stuart Weitzman acquisition charges of around $30 million (which primarily includes the impact of contingent payments, integration-related activities and limited life purchase accounting) over the course of 2016.

In addition, based on Stuart Weitzman’s sales and margin outperformance during the holiday quarter, the company is now forecasting revenue for the brand to be in the area of $340 million on a reported dollar basis for fiscal 2016, driving Coach, Inc. total revenue growth to high-single digits on a constant currency basis and adding about $0.12 to earnings per diluted share, excluding charges associated with financing, short-term purchase accounting adjustments and contingent payments, and integration costs. Overall, the Stuart Weitzman business is now projected to negatively impact consolidated gross margin and operating margin by about 70 basis points and approximately 20 basis points, respectively – an improvement from previous guidance. Therefore, taken together with its projection for the Coach brand, the Company is raising its operating income outlook for Coach, Inc. for Fiscal 2016.

The company also notes that fiscal 2016 will include a 53rd week in its fourth quarter, which is expected to contribute approximately $75-$80 million in incremental revenue and $0.06 in earnings per diluted share to Coach, Inc.

Conference Call Details:

Coach will host a conference call to review these results at 8:30 a.m. (ET) today, January 26, 2016. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, Global Head of Investor Relations and Corporate Communications. A telephone replay will be available starting at 12:00 p.m. (ET) today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

The Company expects to report third quarter financial results on Tuesday, April 26, 2016. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this presentation may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2016 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipated," “moving,” “leveraging,” “targeting,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisitions, etc. Please refer to Coach Inc.’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME For the Quarters and Six Months Ended December 26, 2015 and December 27, 2014 (in millions, except per share data)

	(unaudited)
	QUARTER ENDED		SIX MONTHS ENDED
	December 26,	December 27,	December 26,	December 27,
	2015	2014	2015	2014

Net sales	$1,273.8	$1,219.4	$2,304.1	$2,258.2

Cost of sales	414.7	379.4	748.5	702.8

Gross profit	859.1	840.0	1,555.6	1,555.4

Selling, general and administrative expenses	598.1	564.6	1,153.2	1,100.2

Operating income	261.0	275.4	402.4	455.2

Interest (expense) income, net	(6.3)	0.4	(13.0)	1.1

Income before provision for income taxes	254.7	275.8	389.4	456.3

Provision for income taxes	84.6	92.3	122.9	153.7

Net Income	$170.1	$183.5	$266.5	$302.6

Net income per share:

Basic	$0.61	$0.67	$0.96	$1.10

Diluted	$0.61	$0.66	$0.96	$1.09

Shares used in computing
net income per share:

Basic	277.6	275.6	277.3	275.3

Diluted	278.4	276.5	278.3	276.4

COACH, INC. GAAP TO NON-GAAP RECONCILIATION For the Quarters Ended December 26, 2015 and December 27, 2014 (in millions, except per share data) (unaudited)

	December 26, 2015
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$859.1	$-	$-	$-	$859.1

Selling, general and administrative expenses	$598.1	$13.9	$8.5	$1.6	$574.1

Operating income	$261.0	$(13.9)	$(8.5)	$(1.6)	$285.0

Income before provision for income taxes	$254.7	$(13.9)	$(8.5)	$(1.6)	$278.7

Provision for income taxes	$84.6	$(1.9)	$(2.6)	$(1.2)	$90.3

Net income	$170.1	$(12.0)	$(5.9)	$(0.4)	$188.4

Diluted net income per share	$0.61	$(0.04)	$(0.02)	$(0.01)	$0.68

	December 27, 2014
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$840.0	$(1.0)	$-	$-	$841.0

Selling, general and administrative expenses	$564.6	$19.1	$3.5	$-	$542.0

Operating income	$275.4	$(20.1)	$(3.5)	$-	$299.0

Income before provision for income taxes	$275.8	$(20.1)	$(3.5)	$-	$299.4

Provision for income taxes	$92.3	$(5.7)	$(1.2)	$-	$99.2

Net income	$183.5	$(14.4)	$(2.3)	$-	$200.2

Diluted net income per share	$0.66	$(0.05)	$(0.01)	$-	$0.72

(1)	Amounts as of December 26, 2015 reflect Coach brand charges primarily related to organizational efficiency costs and accelerated depreciation as a result of store renovations. Amounts as of December 27, 2014 related to Coach brand accelerated depreciation and lease termination charges as a result of store updates and closures, organizational efficiency charges and charges related to the destruction of inventory.

(2)	Primarily represents costs attributable to integration-related activities, contingent payments and other consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC. $6.2 million of these SG&A expenses were recorded within the Coach brand, resulting in a $6.2 million decrease in operating income. $2.3 million of these SG&A expenses were recorded within the Stuart Weitzman segment, resulting in a $2.3 million decrease in operating income.

(3)	Represents limited life purchase accounting impacts associated with Stuart Weitzman Holdings LLC, primarily due to the amortization of the fair value of the order backlog asset, recorded within the Stuart Weitzman segment.

COACH, INC. GAAP TO NON-GAAP RECONCILIATION For the Six Months Ended December 26, 2015 and December 27, 2014 (in millions, except per share data) (unaudited)

	December 26, 2015
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$1,555.6	$-	$-	$(0.9)	$1,556.5

Selling, general and administrative expenses	$1,153.2	$26.5	$14.4	$5.8	$1,106.5

Operating income	$402.4	$(26.5)	$(14.4)	$(6.7)	$450.0

Income before provision for income taxes	$389.4	$(26.5)	$(14.4)	$(6.7)	$437.0

Provision for income taxes	$122.9	$(6.0)	$(4.5)	$(2.1)	$135.5

Net income	$266.5	$(20.5)	$(9.9)	$(4.6)	$301.5

Diluted net income per share	$0.96	$(0.07)	$(0.03)	$(0.02)	$1.08

	December 27, 2014
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs	Purchase Accounting (3)	(Excluding Items)

Gross profit	$1,555.4	$(5.0)	$-	$-	$1,560.4

Selling, general and administrative expenses	$1,100.2	$52.2	$3.5	$-	$1,044.5

Operating income	$455.2	$(57.2)	$(3.5)	$-	$515.9

Income before provision for income taxes	$456.3	$(57.2)	$(3.5)	$-	$517.0

Provision for income taxes	$153.7	$(16.1)	$(1.2)	$-	$171.0

Net income	$302.6	$(41.1)	$(2.3)	$-	$346.0

Diluted net income per share	$1.09	$(0.15)	$(0.01)	$-	$1.25

(1)	Amounts as of December 26, 2015 reflect Coach brand charges primarily related to organizational efficiency costs and accelerated depreciation as a result of store renovations. Amounts as of December 27, 2014 related to Coach brand accelerated depreciation and lease termination charges as a result of store updates and closures, organizational efficiency charges and charges related to the destruction of inventory.

(2)	Primarily represents costs attributable to contingent payments, integration-related activities and other consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC. $9.8 million of these SG&A expenses were recorded within the Coach brand, resulting in a $9.8 million decrease in operating income. $4.6 million of these SG&A expenses were recorded within the Stuart Weitzman segment, resulting in a $4.6 million decrease in operating income.

(3)	Represents limited life purchase accounting impacts associated with Stuart Weitzman Holdings LLC, primarily due to the amortization of the fair value of the order backlog asset and inventory step-up, all recorded within the Stuart Weitzman segment.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items related to our Transformation Plan and acquisition charges for Coach, Inc., as well as the Coach brand, which includes the Company’s North America and International segments, as well as Other and Corporate Unallocated results, and the Stuart Weitzman brand, which includes the Company’s Stuart Weitzman segment. Presenting the above financial information and certain metrics both including and excluding the impact of certain items will help investors and analysts to understand the year-over-year impact of these items on ongoing operations.

Percentage increases/decreases in net sales and direct sales for the Company’s North America segment and net sales for the Company, the Coach brand, the Company’s International segments, Coach China, Coach Japan and the Company’s remaining directly operated businesses in Asia have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. Guidance for certain financial information for the fiscal year ending July 2, 2016 has also been presented on a constant currency basis. Presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

COACH, INC. CONDENSED CONSOLIDATED BALANCE SHEETS At December 26, 2015, June 27, 2015 and December 27, 2014 (in millions) (unaudited)

	December 26,	June 27,	December 27,
	2015	2015	2014
ASSETS

Cash, cash equivalents and short-term investments	$1,337.1	$1,525.8	$1,064.9
Receivables	303.6	219.5	228.5
Inventories	438.5	485.1	447.2
Other current assets	222.4	276.1	206.8

Total current assets	2,301.6	2,506.5	1,947.4

Property and equipment, net	784.4	732.6	684.0
Other noncurrent assets	1,517.7	1,427.8	985.8

Total assets	$4,603.7	$4,666.9	$3,617.2

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$147.7	$222.8	$160.5
Accrued liabilities	541.3	600.6	534.9
Current debt	15.0	11.3	20.0

Total current liabilities	704.0	834.7	715.4

Long-term debt	872.0	879.1	-
Other liabilities	460.4	463.2	383.8

Stockholders' equity	2,567.3	2,489.9	2,518.0

Total liabilities and stockholders' equity	$4,603.7	$4,666.9	$3,617.2

COACH, INC. Store Count At September 26, 2015 and December 26, 2015 (unaudited)

	As of			As of
Directly-Operated Store Count:	September 26, 2015	Openings	(Closures)	December 26, 2015

Coach

North America	462	1	(3)	460

Japan	197	0	(2)	195

Greater China (PRC, Hong Kong & Macau)	176	6	(1)	181

Asia - Other	103	2	(2)	103

Europe	35	1	(1)	35

Stuart Weitzman

Global	56	4	0	60

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Director, Investor Relations